UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2019

Voltari Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-55419	90-0933943
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, Suite 4700

New York, NY 10153

(Address of Principal Executive Offices, including Zip Code)

(212) 388-5500

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

Merger Agreement

On March 22, 2019, Voltari Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Starfire Holding Corporation, a Delaware corporation (“Parent”), and Voltari Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Acquiring Parties”). The Acquiring Parties are affiliates of High River Limited Partnership and Koala Holding LP, the Company’s controlling stockholders.

Pursuant to the terms of the Merger Agreement, and subject to the conditions thereof, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”).

At the effective time of the Merger, (a) each share of common stock, par value $0.001 per share, of the Company (a “Common Share”) that is issued and outstanding immediately prior to the effective time of the Merger (other than issued and outstanding Common Shares that are owned by (i) Parent, Merger Sub or any of their respective subsidiaries or affiliates other than the Company, (ii) the Company as treasury stock or any of its subsidiaries or (iii) stockholders that have perfected and not effectively withdrawn or lost their appraisal rights under Delaware law) will be automatically converted into the right to receive $0.86 per Common Share in cash (the “Per Common Share Merger Consideration”), without interest, and (b) each share of the Company’s 13% Redeemable Series J Preferred Stock, par value $0.001 per share (a “Preferred Share”) issued and outstanding immediately prior to the effective time (other than issued and outstanding Preferred Shares that are owned by (i) Parent, Merger Sub or any of their respective subsidiaries or affiliates other than the Company, (ii) the Company as treasury stock or any of its subsidiaries or (iii) stockholders that have perfected and not effectively withdrawn or lost their appraisal rights under Delaware law) shall be converted automatically into the right to receive an amount in cash equal to the Redemption Price (as defined Section 11(i) of Exhibit A to the Company’s Certificate of Incorporation, including all amendments thereto), without interest (the “Per Preferred Share Merger Consideration” and, together with the Per Common Share Merger Consideration, the “Merger Consideration”).

The Merger and the Merger Agreement were unanimously approved by a special committee of independent directors and, acting upon the unanimous recommendation of the special committee, by the Company’s Board of Directors.

The Company has made customary representations and warranties to the Acquiring Parties in the Merger Agreement that expire at the effective time of the Merger. In the Merger Agreement, the Company has also agreed to certain customary covenants, including, among other things, covenants regarding: (i) the conduct of the business of the Company and its subsidiaries prior to the consummation of the Merger, (ii) the use of the Company’s reasonable best efforts to cause the Merger to be consummated, and (iii) abstaining from initiating, soliciting, providing information or entering into discussions concerning alternative acquisition proposals relating to the Company, except in limited circumstances.

The Company will call a special meeting of common stockholders for the purpose of voting on the adoption of the Merger Agreement. The consummation of the Merger is conditioned on adoption of the Merger Agreement: (i) by the holders of a majority of the outstanding Common Shares entitled to vote on the adoption of the Merger Agreement, and (ii) by the holders of a majority of the outstanding Common Shares entitled to vote on the adoption of the Merger Agreement that are not beneficially owned by the Acquiring Parties or their affiliates.

The consummation of the Merger is also subject to certain other customary closing conditions, including (i) the absence of any law or order that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger, (ii) the accuracy of the representations and warranties of the Acquiring Parties, in the case of the Company, and of the Company, in the case of the Acquiring Parties, as contained in the Merger Agreement (subject to certain materiality qualifiers, as applicable), and (iii) compliance by the Acquiring Parties, in the case of the Company, and by the Company, in the case of the Acquiring Parties, in all material respects with its or their obligations required to be performed by it or them under the Merger Agreement on or prior to the closing date of the Merger. Also, the obligation of the Acquiring Parties to consummate the Merger is subject to the absence of any Material Adverse Effect (as defined in the Merger Agreement) with respect to the Company from the date of the Merger Agreement to the closing date of the Merger.

The Acquiring Parties have informed the Company that they intend to fund the payment of the aggregate Merger Consideration with cash on hand. The Merger is not subject to a financing condition.

The Merger Agreement contains certain customary termination rights for both the Company and Parent.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

The representations, warranties, covenants and agreements of each of the Company, Parent and Merger Sub contained in the Merger Agreement have been made solely for the benefit of the parties to the Merger Agreement. In addition, such representations, warranties, covenants and agreements (i) have been made only for purposes of the Merger Agreement, (ii) in the case of the Company, have been qualified by certain matters disclosed in documents furnished or filed by the Company with the Securities and Exchange Commission (“SEC”), (iii) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (iv) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement and (v) have been included in the Merger Agreement for the purpose of allocating risk between the parties rather than establishing matters as fact. Accordingly, the Merger Agreement and the foregoing description of the Merger Agreement have been included only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the parties or their respective businesses. Investors are not third party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of the parties or any of their subsidiaries or affiliates. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties that is or will be contained in, or incorporated by reference into, other documents that the Company furnishes or files with the SEC.

Item 8.01. Other Events.

On March 25, 2019, the Company issued a press release announcing the execution of the Merger Agreement. The Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Additional Information and Where to Find It

In connection with the Merger, the Company plans to file with the SEC and mail to its common stockholders a proxy statement and other relevant materials. The proxy statement will contain important information about the Company, the Acquiring Parties and certain of their affiliates, the proposed Merger and related matters. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the proxy statement and other relevant materials filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov or by directing a written request to the Company at 767 Fifth Avenue, Suite 4700, New York, NY 10153, or by telephone at (212) 388-5500. In addition, investors and security holders will be able to obtain free copies of the documents filed with the SEC on the Company’s website at www.voltari.com.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be “participants” in the solicitation of proxies from the Company’s stockholders in connection with the Merger. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests, by security holdings or otherwise, in the Merger of persons who may, under the rules of the SEC, be considered participants in the solicitation of the Company’s stockholders in connection with the Merger by reading the proxy statement and the other relevant materials filed with the SEC by the Company. Information about the Company’s directors and executive officers may also be found in the Company’s definitive proxy statement for its most recent annual meeting of stockholders, filed with the SEC on April 24, 2018. These documents will be available free of charge once available at the SEC’s website at www.sec.gov or by directing a request to the Company as provided above.

Forward-Looking Statements

Any statements in this Current Report on Form 8-K about future events, expectations, plans or prospects for the Company, or about the Company’s future expectations, beliefs, goals, plans or prospects, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact, including statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions, are forward-looking statements. Such statements include, but are not limited to, statements regarding the planned Merger and the anticipated timing thereof. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to: (1) the conditions to the completion of the Merger, including the required approvals by the Company’s common stockholders, may not be satisfied on the terms expected or on the anticipated schedule; (2) the parties’ ability to meet expectations regarding the timing and completion of the Merger; (3) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (4) the effect of the announcement or pendency of the Merger on our business relationships, operating results, and business generally; (5) risks that the proposed merger disrupts the Company’s current plans and operations; (6) risks related to diverting management’s attention from the Company’s ongoing business operations; (7) the outcome of any legal proceedings that may be instituted against the Company related to the Merger or the Merger Agreement; (8) the amount of the costs, fees, expenses and other charges related to the Merger; and (9) other factors discussed from time to time in our documents that we furnish or file with the SEC, including the factors discussed in Item 1A of the Company’s 2019 Annual Report on Form 10-K as filed with the SEC on March 7, 2019 and subsequent SEC filings, which are available at http://www.sec.gov. The Company assumes no obligation to update the information in this Current Report on Form 8-K, except as otherwise required by law. Readers are cautioned not to place undue reliance on forward-looking statements.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of March 22, 2019, by and among Voltari Corporation, Starfire Holding Corporation and Voltari Merger Sub LLC

99.1	Press Release of Voltari Corporation, dated as of March 25, 2019

*	Exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOLTARI CORPORATION

Date: March 25, 2019	By:	/s/ Peter A. Kaouris
Name: Peter A. Kaouris Title: Chief Accounting Officer (Principal Financial Officer)